UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2011

BMB MUNAI, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050051
(Zip code)

+7 (727) 237-51-25
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 5.07              Submission of Matters to a Vote of Security Holders.

On June 2, 2011, at a special meeting of stockholders of BMB Munai, Inc. (the “Company”), the Company’s stockholders voted upon and approved the proposals to:

•
approve the sale of all of the Company’s interest in and loans to the Company’s wholly-owned subsidiary, Emir Oil LLP, pursuant to the terms of the Participation Interest Purchase Agreement, dated February 14, 2011, among the Company, MIE Holdings Corporation and its subsidiary, Palaeontol B.V;

•
approve the reduction of the conversion price of the Company’s outstanding 10.75% convertible Senior Notes due 2013 from $7.2094 per share to $2.00 per share and the issuance of shares of the Company’s common stock upon conversion of the Senior Notes; and

•
approve the adjournment of the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal(s) to approve the matters described above if there are insufficient votes to approve of such matters.

The special meeting was not adjourned to a later date since all of the proposals before the stockholders were approved by the stockholders of the Company.  The sale of Emir is expected to close in the third quarter of 2011, following receipt of necessary regulatory approvals and satisfaction of certain other customary closing conditions.

The following is a summary of the final voting results for each matter presented to the stockholders:

Proposal One
Sale of Emir Oil

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
35,258,826	364,778	12,550	0

Proposal Two
Reduction of Conversion Price

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
34,973,239	643,579	12,550	0

Proposal Three
Adjournment

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
35,151,472	405,527	79,154	0

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by the Company regarding the results of the stockholder vote at the special meeting of stockholders of the Company is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

  Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: June 7, 2011	By:	/s/ Gamal Kulumbetov
Gamal Kulumbetov
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press release of the Company